CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




 The Board of Directors
 Arkansas Best Corporation


  We consent to the incorporation by reference of our reports in the Registration Statement (Form S-8) pertaining to the Carolina Freight
 Corporation Employee Savings and Protection Plan, the Complete Leasing Concepts, Inc. Employee Savings and Profit Sharing Plan and the IDI 401(k)
  Savings Plan, all assumed by Arkansas Best Corporation, of our report dated January 27, 1995, with respect to the consolidated financial statements and schedule of Arkansas Best Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                         Ernst & Young

 Little Rock, Arkansas
 October 20, 1995